TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the “Agreement”), effective as of the 8th day of October, 2012, by and between Oak Ridge Micro-Energy, Inc., a Colorado corporation (the “Company”); and Mark Meriwether, who is a director of  the Company (“Meriwether”).

Recitals:

WHEREAS, the Company, Newmark Investment Limited, a corporation organized under the laws of Hong Kong (“Newmark”), and Carbon Strategic Pte Ltd, a corporation organized under the laws of Singapore (“Carbon Strategic”), executed and delivered a Stock Purchase Agreement on October 2, 2012 (the “SPA”); and

WHEREAS, Clause 10.10 of the SPA provided that Meriwether would be paid a Termination Employment Agreement Fee by the Company on the closing (the “Closing”) of the SPA and that Meriwether would resign all officer provisions with the Company while remaining a director under Clause 10.12 of the SPA, among other conditions of the SPA; and

WHEREAS, the SPA provided that the Termination Employment Agreement Fee shall be $150,000 and 3,000,000 shares of common stock of the Company comprised of “restricted securities” under Rule 144 of the Securities and Exchange Commission (the “SEC”), with “piggy-back registration rights,” subject to pro rata cut backs required by SEC Rule 415; and

WHEREAS, the SPA was closed on October 8, 2012;

NOW, THEREFORE, for and in consideration the sum of $150,000 and the issuance of 3,000,000 shares of common stock of the Company comprised of “restricted securities” under Rule 144 of the SEC, payable to Meriwether or his designees on the execution and delivery hereof, without qualification, it is hereby agreed as follows:

1.                            Termination of Employment Agreement.  Meriwether hereby terminates any employment agreement or any other contract or understanding with the Company, excluding only, the

                        Consulting Agreement between Meriwether and the Company dated October 8, 2012.

2.                            Officer Resignations.  Meriwether has and does hereby confirm that he has delivered his

                        Resignation to the Company as its President, Treasurer and Secretary, effective October 8,

                        2012.

3.

Entire Agreement.  Except as indicated in the recitation at the forefront of this Agreement, and except for the Consulting Agreement dated October 8, 2012, which is referenced herein, this Agreement supersedes any and all other agreements, oral or written, between the parties with respect to the subject matter hereof, and no other agreement, statement or promise relating to the subject matter of this Agreement which is not contained or referred to herein shall be valid or binding.

4.

Governing Law.  This Agreement shall be governed by and interpreted in accordance with  and enforced only under the laws of and within the United States and the State of Utah courts situated in Salt Lake County, Utah, without exception or qualification.

5.

Severability.  If, and to the extent that, any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

6.

Waiver.  No failure by any party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent on a breach thereof, shall constitute a waiver of any such breach or any other covenant, agreement, term, or condition.

7.

In the event of any action to enforce the terms and provisions hereof, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs.

OAK RIDGE MICRO-ENERGY, INC.:

Dated: October 8, 2012

By /s/Jeffrey Flood

Jeffrey Flood, President

MERIWETHER:

Dated: October 8, 2012

/s/ Mark Meriwether

Mark Meriwether

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